                                                          Confidential Treatment
                                                                     EXHIBIT 2.1
PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO REGISTRANT'S APPLICATION OBJECTING TO DISCLOSURE AND REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24b-2. THE OMITTED PORTIONS HAVE BEEN MARKED WITH BRACKETS

                                                                  EXECUTION COPY
                                16 November 2001

                          RADNOR HOLDINGS CORPORATION

                                  as Guarantor

                                      and

                    STYROCHEM EUROPE (THE NETHERLANDS) B.V.

                                   as Vendor

                                      and

                                CRH EUROPE B.V.

                                  as Purchaser

                                      and

                               CRH NEDERLAND B.V.

                             as Purchaser Guarantor
                           __________________________


                                   AGREEMENT
                          for the sale and purchase of
                          the issued share capital of

                              THERMISOL FINLAND OY

                                      and

                              THERMISOL SWEDEN AB

                                      and

                             THERMISOL DENMARK A/S
                           __________________________

                               TABLE OF CONTENTS

                                                                          Page
1       INTERPRETATION.................................................      2
2       SALE OF THE SHARES AND PRICE AND MISCELLANEOUS UNDERTAKINGS....     13
3       CONDITIONS PRECEDENT...........................................     19
4       PRE-COMPLETION UNDERTAKINGS....................................     22
5       COMPLETION.....................................................     24
6       WARRANTIES.....................................................     28
7       WITHHOLDING TAX................................................     38
8       ENTIRE AGREEMENT...............................................     38
9       VARIATION......................................................     40
10      ASSIGNMENT.....................................................     40
11      ANNOUNCEMENTS..................................................     41
12      COSTS..........................................................     41
13      SET-OFF........................................................     42
14      INVALIDITY.....................................................     42
15      COUNTERPARTS...................................................     42
16      WAIVER.........................................................     42
17      FURTHER ASSURANCE..............................................     43
18      NOTICES........................................................     43
19      GOVERNING LAW; DISPUTE RESOLUTION..............................     46
20      RIGHTS OF THIRD PARTIES........................................     48
SCHEDULE 1 THE COMPANIES...............................................     49
Details of the Companies...............................................     49
Details of the Companies...............................................     50
Details of Companies...................................................     51
SCHEDULE 2.............................................................     52
PART I COMPLETION DOCUMENTS............................................     52
PART II COMPLETION DOCUMENTS...........................................     53
PART III COMPLETION ARRANGEMENTS.......................................     53
SCHEDULE 3 THE WARRANTIES..............................................     55
PART I Radnor Warranties pursuant to Clause 6.1........................     55
PART II Purchaser Warranties pursuant to Clause 6.1....................     65
SCHEDULE 4 LONG TERM SUPPLY AGREEMENT..................................     69
SCHEDULE 5 RETAINED GROUP ACTIVITIES...................................     70
SCHEDULE 6 ESTIMATED BALANCE SHEET.....................................     71
SCHEDULE 7 LICENCE AGREEMENT...........................................     71

THIS AGREEMENT is made on 16 November, 2001

BETWEEN:

(1)  RADNOR HOLDINGS CORPORATION, a Delaware corporation ("Radnor");

(2) STYROCHEM EUROPE (THE NETHERLANDS) B.V., a company incorporated in the Netherlands under registration No. 33296091 (the "Vendor");

(3) CRH EUROPE B.V., a company incorporated in the Netherlands under register number 28068879 (the "Purchaser"); and

(4) CRH NEDERLAND B.V., a company incorporated in the Netherlands under register number 28068878 ("Purchaser Guarantor").

WHEREAS:

(A) Thermisol Finland Oy, a company incorporated in Finland under number 699.686, Thermisol Sweden AB, a company incorporated in Sweden under number 556541-7788, and Thermisol Denmark A/S, a company incorporated in Denmark under number 20 04 79 41 (together the "Companies" and each a "Company") carry on the Sale Business (as defined herein).

(B) Vendor is the sole legal and beneficial owner of all the issued share capital of each of the Companies, free and clear of all Liens (as defined herein);

(C)  Purchaser is interested in acquiring the Sale Business;

(D) Vendor has agreed to sell all of the issued share capital of each of the Companies to Purchaser for the consideration and upon the terms set out in this Agreement; and

(E) With the exception of the consents and approvals referred to in Clause 3.2(c) and (d), all consents and approvals have been obtained on terms satisfactory to Purchaser.

     IT IS AGREED as follows:

1    INTERPRETATION
     --------------

1.1  Specific Defined Terms

In this Agreement, the following terms shall have the following meanings:


     "Accountants" has the meaning ascribed thereto in Clause 2.2(i).

     "Accounting Principles" means the generally accepted accounting principles of the United States;

     "Accounts" means: the Annual Accounts, the Interim Accounts and the Completion Accounts;

     "Accounts Date" means in respect of each Company 31 December 2000, the Interim Accounts Date and the Completion Date;

     "Adjustment Amounts" means the Equity Adjustment Amount and the Related Party Debt Adjustment Amount;

     "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this Agreement, from and after Completion, the Companies shall each be deemed an Affiliate of Purchaser and shall cease to be an Affiliate of Radnor;

     "Annual Accounts" means:

     (a) the combined audited balance sheets of the Companies as at 31 December 2000 including the individual unaudited balance sheets; and

     (b) the combined audited profit and loss account of the Companies in respect of the financial period ended on 31 December 2000 including the individual unaudited profit and loss accounts;

     together with notes and any reports or statements included in or annexed to them, prepared in accordance with the Accounting Principles and on a basis consistent with previous fiscal years;

     "Business Day" means a day (excluding Saturdays and Sundays) on which banks generally are open in London, Amsterdam and New York for the transaction of normal banking business;

     "Claim" means any claim for breach of a Warranty;

     "Companies Act" means the Companies Act 1985 of Great Britain, as amended;

     "Completion" means completion of the sale and purchase of the Shares in accordance with Clause 5;

     "Completion Accounts" means:

     (a) the combined audited balance sheets of the Companies as at the Completion Accounts Date including the individual unaudited balance sheets; and

     (b) the combined audited profit and loss account of the Companies in respect of the period ended on the Completion Accounts Date including the individual unaudited profit and loss accounts;

     together with notes and any reports or statements included in or annexed to them, prepared in accordance with the Accounting Principles and on a basis consistent with previous fiscal years and as determined pursuant to Clause 2.2;

     "Completion Accounts Date" means the Completion Date;

     "Completion Date" means the date on which Completion occurs;

     "Completion Statement" has the meaning ascribed thereto in Clause 2.2(h);.

     "Conditions Precedent" means the conditions specified in Clause 3.2;

     "Confidentiality Agreement" means the letter agreement between Purchaser Guarantor and Radnor, dated June 15, 2001;

     "Costs" means liabilities, losses, damages, costs (including legal costs) and expenses, in each case, of any nature whatsoever;

     "Debt" means the sum of (i) all interest bearing indebtedness including, without limitation long term loans, short term loans, overdrafts and the current portion of long term loans, (ii) financial lease commitments, discounted bills and similar financial obligations whether interest bearing or interest free and (iii) all interest bearing or interest free related party indebtedness including accrued interest thereon (excluding any related party indebtedness which are normal non-interest bearing trade payables arising under the Long Term Supply Agreement) and (iv) deferred taxes, minus all cash and cash equivalents owned by the Companies;

     "Disclosed Matters" means any fact, matter, event or circumstance which is specifically disclosed either in this Agreement or in the Disclosure Letter and any fact, matter, event or circumstance of which Purchaser or any of its Affiliates or their respective representatives is or ought reasonably to be aware at the date of this Agreement, as such fact, matter, event or circumstance is reasonably ascertainable from the face of the documents provided to any of them during the due diligence process;

     "Disclosure Letter" means the letter in the agreed form from Vendor to Purchaser executed and delivered immediately before the signing of this Agreement;

     "Environmental Laws" means all relevant present and past supranational, state, national, provincial municipal or local laws, regulations, statutory instruments and orders, whether administrative, criminal or otherwise and all published guidelines thereto in relation to environmental or occupational health matters including without limitation any such laws, regulations, statutory instruments or orders relating to emissions or discharge of substances into the environment or to the production, processing, distribution, management, use, treatment, storage, disposal, transport or handling of any Hazardous Material;

     "Environmental Licenses" means all licenses, exemptions, consents and authorisations, howsoever named, required to be obtained and maintained by the Companies and to be in force under Environmental Laws so as to enable the Companies to carry on the Sale Business;

     "Equity" an amount equal to the combined equity of the Companies calculated in accordance with the Accounting Principles;

     "Equity Adjustment Amount" the amount by which the Estimated Purchase Price may be adjusted for differences in Equity as provided in Clause 2.2(d);

     "Escrow Account" means an account to be opened with the Escrow Account Holder in the joint names of the Purchaser and the Vendor prior to the Completion Date;

     "Escrow Account Holder" means ABN Amro, Rotterdam;

     "Escrow Amount" means the amount specified in Clause 2.2(k);

     "Estimated Balance Sheet" means the combined estimated balance sheet of the Companies as at the Completion Date, as set out in Schedule 6 to this Agreement;

     "Estimated Equity" means an amount of EURO 7,048,000 estimated to be the Equity based on the Estimated Balance Sheet;

     "Estimated Purchase Price" means EURO 30,048,000 estimated to be the Purchase Price, being the aggregate of the Estimated Equity and the amount set out in Clause 2.2(a)(ii);

     "Estimated Related Party Debt" means an amount of EURO 8,123,000 estimated to be the Related Party Debt based on the Estimated Balance Sheet;

     "Finnish Competition Authority" means the Office of Fair Competition of the Republic of Finland;

     "Governmental Entity" means any governmental or regulatory authority, domestic or foreign including competent competition authorities;

     "Hazardous Material" means any material the presence or release of which into the environment is designated as hazardous or damaging to human beings, animals and plants and the environment under Environmental Laws;

     "holding company" shall be construed in accordance with sections 736 and 736A of the Companies Act;

     "Intellectual Property" has the meaning ascribed thereto in paragraph 14 of
     Part I of Schedule 3;

     "Interim Accounts"  means:

          (a) the combined unaudited balance sheet of the Companies as at their respective Interim Accounts Dates including unaudited individual balance sheets; and

          (b) the combined unaudited profit and loss account of the Companies in respect of the nine months ended on the Interim Accounts Date including unaudited individual profit and loss accounts;

     "Interim Accounts Date" means in respect of each Company, 30 September,
     2001;

     "Letter of Intent" means the letter of intent entered into between the Purchaser Guarantor and Radnor on 9/th/ November 2001;

     "Licence Agreement" means the licence agreement referred to in Clause 2.3(ii);

     "Liens" means arrests, liens, pledges, charges, claims, security interests or other encumbrances of whatsoever nature;

     "Long Term Supply Agreement" means the long term supply agreements effective as of 1 April 2001 and entered into by StyroChem Finland Oy, as supplier, with each of the Companies, as customer, for the manufacture and supply of expandable polystyrene, as amended and consolidated by the parties thereto, substantially in the form set out in Schedule 4, to be entered into and effective on Completion;

     "Material Adverse Effect" means a material adverse change in, or effect on, the business, financial condition or results of operations of the Companies taken as a whole; provided, however, that the effects of changes that are generally applicable to the industries relevant to the business of the Companies or to the economy of a relevant jurisdiction generally shall be excluded from such determination;

     "Offering Memorandum" means the confidential information memorandum relating to StyroChem Finland Oy and the Group dated May 2001, a copy of which has been provided to Purchaser;

     "Parent Undertaking" shall be construed in accordance with section 258 of the Companies Act;

     "Purchase Price" means the price payable by Purchaser to Vendor for the Shares, being the Estimated Purchase Price as adjusted in accordance with Clause 2.2;

     "Purchaser Damages" means any and all losses, liabilities, demands, claims, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, demands, assessments, judgments, settlements and compromises relating thereto and reasonable legal fees and expenses in connection therewith) suffered by Purchaser or any of its Affiliates arising out of or resulting from (i) a breach of any Vendor Warranty and (ii) a breach of any covenant or agreement on the part of Radnor and/or Vendor under this Agreement;

     "Purchaser Material Adverse Effect" has the meaning given in paragraph 1 of
     Part II of Schedule 3;

     "Purchaser's Accountants" means Ernst & Young;

     "Purchaser's Group" means Purchaser and its subsidiary undertakings and parent undertakings and subsidiary undertakings of such parent undertakings, and any Affiliate of any of them and including for the avoidance of doubt the Companies following Completion;

     "Purchaser Warranties" means the representations and warranties set out in
     Part II of Schedule 3;

     "Related Party Debt" means interest bearing Debt due to the Retained Group by any of the Companies on the Completion Date;

     "Related Party Debt Adjustment Amount" means the amount by which the Estimated Related Party Debt may be adjusted for differences in Related Party Debt as provided in Clause 2.2(e);

     "Radnor Guarantees" means the guarantee in favour of Merita Bank relating to hire purchase obligations on a Company, described in Section 4 of the Disclosure Letter;

     "Retained Group" means Vendor, any holding company of Vendor and any subsidiary of Vendor or any such holding company, and any Affiliate of any of them (but excluding each of the Companies);

     "Sale Business" means the conversion of expandable polystyrene and the distribution of converted expandable polystyrene by the Companies;

     "Sale Business Employee" means any employee of any of the Companies as at Completion;

     "Schedules" means Schedules 1 to 6 to this Agreement and "Schedule" shall be construed accordingly;

     "Shares" means the entire issued share capital of each of the Companies;

     "subsidiary" and "subsidiaries" shall be construed in accordance with sections 736 and 736A of the Companies Act;

     "subsidiary undertaking" shall be construed in accordance with section 258 of the Companies Act;

     "Tax" means all direct and indirect taxes, including without limitation capital gains taxes, social security contributions and other similar charges levied from or to be withheld and paid by the Companies as well as interest on or fines in respect of any of them;

     "Tax Benefit" means the tax value of any increased deductions, losses, or credits allowable or decreases in income, gains or recapture of tax credits allowable (including by way of amended Tax Returns) or increased deductions in Tax payable directly relating to or resulting from a Claim for Purchaser Damages;

     "Tax Return" means any return, report, statement, declaration, estimate or form or other document (including any related supporting information) required to be filed with any tax authority or with respect to any tax;

     "Third Party Debt" means all Debt owed by any of the Companies on the Completion Date other than Related Party Debt;

     "Vendor's Accountants" means Arthur Andersen;

     "Vendor Warranties" means the representations and warranties of Vendor set out in Part I of Schedule 3;

     "Warranties" means the representations and warranties set out in Schedule 3; and

     "working hours" means 9.00 a.m. to 6.00 p.m. on a Business Day in the country of incorporation of each Company.

1.2  Defined expressions

In this Agreement, unless the context otherwise requires:


     (a) references to 'persons' shall include individuals, bodies corporate (wherever incorporated), unincorporated associations, partnerships and other unincorporated bodies (in each case, wherever resident and for whatever purpose);

     (b)  words denoting the singular shall include the plural and vice versa;

     (c) any reference to 'material' or any similar expression shall be construed in the context of the Sale Business carried on by or the financial condition of each of the Companies individually;

     (d) references to 'representatives' shall include directors, officers, employees, controlling stockholders and agents;

     (e) references to 'due diligence process' shall include the inspection of materials in the data room assembled by the Companies or subsequently provided to Purchaser or to its representatives by the Companies or their Affiliates or representatives all as listed in the Disclosure Letter or in the Annexures to the Disclosure Letter and information provided in discussions with Company management engaged in by Purchaser, its Affiliates or their respective representatives, and information provided during site visits, in each case in connection with the sale of the Shares and to be completed prior to Completion;

     (f) references to Clauses, sub-Clauses, Schedules, Annexures, and paragraphs are to the clauses and sub-clauses of schedules and annexures to this Agreement and to the paragraphs in such schedules and annexures respectively;

     (g) any reference to an 'enactment' is a reference to it as from time to time amended, consolidated or re-enacted (with or without modification) and includes all instruments or orders made under such enactment but only insofar as such amendment, consolidation, re-enactment, instrument or order was made prior to or came into effect prior to the Completion Date;

     (h) any reference to a document 'in the agreed form' is to the form of the relevant document agreed between the parties and for the purpose of identification initialled by each of them or on their behalf (in each case with such amendments as may be agreed by or on behalf of Radnor, Vendor and Purchaser);

     (i) any reference in the Vendor Warranties to "best knowledge", "awareness" or similar expressions shall mean that such Vendor Warranty is given to the best of Vendor's knowledge and awareness after having made careful enquiry of each of Henrik Akermark, Markku Rautanen, Thomas Stendahl, Urpo Salminen, Jorgen Moth, Michael Kennedy, Donald Walker, Michael Pate, Aase Andersen, Risto Mikkola, Rainer Andersson, Michael Valenza and Caroline Williamson, each of whom having made independent careful enquiries into such matter with other members of the management team of the Companies having specific knowledge of or responsibility for such matters;

     (j) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the English legal term.

1.3  Schedules and Annexures

The Schedules and Annexures form part of this Agreement and shall have the same effect as if expressly set out in the body of this Agreement. Accordingly, any reference to this 'Agreement' shall include the Schedules and Annexures.

1.4  Descriptive Headings

The headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

2    SALE OF THE SHARES AND PRICE AND MISCELLANEOUS UNDERTAKINGS
     -----------------------------------------------------------

2.1  Sale and Purchase

Upon the terms and subject to satisfaction of the Conditions Precedent, Vendor agrees to sell and Purchaser agrees to purchase the Shares with effect from Completion with full title guarantee on the terms that the same shall be sold free from all Liens, together with all rights which now are or at any time hereafter may become, attached to them (including, without limitation, the right to receive all dividends and other distributions declared, made or paid on or after the Completion Date).

2.2  Purchase Price and Related Party Debt

     (a) The Estimated Purchase Price payable by Purchaser to Vendor for the Shares on the Completion Date consists of:

          (i)   An amount equal to the Estimated Equity of EURO 7,048,000; and

          (ii)  A fixed amount of EURO 23,000,000 for goodwill.

     (b) Additionally, on the Completion Date, Purchaser will cause the Companies to pay the Estimated Related Party Debt of EURO 8,123,000 to the relevant members of the Retained Group and will cause the Companies to assume the Third Party Debt.

     (c) The Estimated Purchase Price will be allocated to the respective Companies by Vendor and Purchaser in a manner to be agreed between Vendor and Purchaser prior to Completion.

     (d) The Equity Adjustment Amount will be the amount by which the Companies' Equity as at the Completion Accounts Date falls short of (in which case the Equity Adjustment Amount shall be a negative figure) or exceeds (in which case the Equity Adjustment Amount shall be a positive figure) the Estimated Equity, as will appear from the Completion Accounts.

     (e) The Related Party Debt Adjustment Amount will be the amount by which the Related Party Debt as at Completion Accounts Date falls short of (in which case the Related Party Debt Adjustment Amount shall be a negative figure) or exceeds (in which case the Related Party Debt Adjustment Amount shall be a positive figure) the Estimated Related Party Debt, as will appear from the Completion Accounts.

     (f)  Vendor will cause the Vendor's Accountants:

          (i)   to audit the Completion Accounts;

          (ii) to determine the combined Related Party Debt and Equity of the Companies as at the Completion Accounts Date; and

          (iii) to confirm the determination of the Adjustment Amounts.

     (g) Purchaser agrees to make available to Vendor and the Vendor's Accountants at the offices of the Companies the books and records of the Companies as required by Vendor and the Vendor's Accountants to review the Completion Accounts and to determine the combined Related Party Debt and Equity as at the Completion Accounts Date and the Equity Adjustment Amount and the Related Party Debt Adjustment Amount.

     (h) Vendor will deliver the Completion Accounts and the statement prepared by the Vendor's Accountants showing the calculation of the Adjustment Amount ("Completion Statement") to Purchaser within 30 Business Days after the Completion Accounts Date, together with copies of Vendor's and the Vendor's Accountants working papers, and other documents and information, used to prepare the Completion Statement. If, within 15 Business Days following delivery of the Completion Statement and related documents and information, Purchaser has not given Vendor notice of its objection to the Completion Statement (such notice to contain a statement of the basis of Purchaser's objection), then the Companies' combined Related Party Debt and Equity reflected in the Completion Statement will be used in computing the Adjustment Amount.

     (i) If Purchaser gives any such notice of objection, and the parties are unable to resolve the subject of such objection within ten (10) Business Days after such notice, then the issues in dispute will be submitted to Price Waterhouse Coopers, London, certified public accountants (the "Accountants"), for resolution with instructions to the Accountants to resolve such dispute within 15 Business Days. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such working papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Affiliates (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants, (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Purchaser and/or Vendor will bear the fees and expenses of the Accountants for such determination equally. The Accountants shall act as experts, not as arbitrators, and shall determine only the matter or matters in dispute and the decision of the Accountants shall, save in the event of fraud or manifest error, be binding.

     (j) The final determination of the Adjustment Amount shall occur on the earliest of (i) 15 Business Days after delivery of the Completion Statement to Purchaser without objection, (ii) written agreement of Vendor and Purchaser to the Completion Statement of any modification thereof, or (iii) written determination by the Accountants.

     (k) On the Completion Date, Purchaser will (i) procure repayment by the Companies immediately following Completion of EURO 8,123,000 of the Related Party Debt to the relevant member of the Retained Group, (ii) assume all Third Party Debt, and (iii) pay to the Vendor EURO 30,048,000 of the Estimated Purchase Price minus an amount of EURO [_________] (the "Escrow Amount") which will be held in the Escrow Account and paid as follows:

          (i) To the extent that the sum of (i) the Equity Adjustment Amount plus (ii) the Related Party Debt Adjustment Amount (as finally determined in accordance with this Agreement) is a negative figure (the amount equal to such figure hereinafter the "Shortfall"), an amount equal to the amount of the Shortfall together with interest accrued thereon shall be released to Purchaser on the third Business Day after final determination of the Adjustment Amount in accordance with this Agreement, and either (i) to the extent that any part of the Escrow Amount remains in the Escrow Account thereafter, then such balance shall be released to Vendor on such day together with interest accrued thereon; or (ii) to the extent that the Shortfall exceeds the Escrow Amount, Vendor will pay to Purchaser such excess amount on such day; or

          (ii) To the extent that the sum of (i) the Equity Adjustment Amount plus (ii) the Related Party Debt Adjustment Amount (all as finally determined in accordance with this Agreement) is a positive figure (the amount equal to such figure hereinafter the "Additional Payment"), the entire Escrow Amount shall be released to Vendor together with interest accrued thereon on the third Business Day after final determination of such Adjustment Amounts in accordance with this Agreement and Purchaser will pay to Vendor on such day the amount by which the Additional Payment exceeds the Escrow Amount.

          (iii) In the event that the sum of (i) the Equity Adjustment Amount plus (ii) the Related Party Debt Adjustment Amount (all as finally determined in accordance with this Agreement) is zero, the entire Escrow Amount together with interest accrued thereon shall be released to Vendor on the third Business Day after final determination of the Adjustment Amounts in accordance with this Agreement.

     (l) The release of any sums from the Escrow Account as provided in paragraph (k) shall be effected by the delivery to the Escrow Account Holder of instructions in writing to that effect signed by both the

          Purchaser and Vendor, in such form as the Escrow Account Holder may reasonably require. Vendor and the Purchaser shall use their besy endeavours to sign and deliver such instructions and to do all things necessary to ensure such release(s) in accordance with paragraph (k).

2.3  Radnor's Trademarks and Logos

Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed that (i) Purchaser is not purchasing, acquiring or otherwise obtaining, and the Companies will not be entitled to retain following Completion, any right, title or interest in any trade names, trademarks, identifying logos or service marks whether or not registered employing the word "Radnor", "StyroChem" or "Wincup" or the 'diamond' symbol or any part or variation of any such word or symbol or anything confusingly similar thereto (collectively, the "Radnor Trademarks and Logos"), and (ii) none of the Companies or Purchaser or its Affiliates shall, except in accordance with the royalty free licence agreement, a draft of which provided by Radnor is set out at Schedule 7 (the final form of which licence agreement will be agreed between the parties within five Business Days of the date of this Agreement), to be entered into between Radnor or an Affiliate and each of the Companies prior to Completion for the non-exclusive use of the 'diamond' symbol ("Licence Agreement"), make any use of the Radnor Trademarks and Logos from and after Completion, except to the extent such use is permitted by the Long Term Supply Agreement or the Licence Agreement.

2.4  Non-Competition

     (a)  Radnor's Limitations

          Radnor and Vendor each agree that for the period of 24 months immediately following Completion, neither it nor any of their Affiliates shall operate, own or control any entity that carries on any business which is substantially similar to the Sale Business as the same is carried on as at Completion and which is carried on within the geographic area in which any Company carries on such business as at Completion (in this Clause, a "Restricted Business").

     (b)  Unrestricted Activities

          Nothing in this Clause 2.4 shall prevent Radnor or any of its Affiliates from (i) operating, owning or controlling any person or entity that carries on a Restricted Business after such time as Purchaser ceases to any significant extent, to carry on or be engaged in or economically interested in such business; (ii) carrying on or being actively engaged in any business that includes the activities the carrying on of which would otherwise amount to a breach of the undertaking contained in this Clause 2.4 if any member of the Retained Group is actively engaged in such activities as at the date of this Agreement, as listed in Schedule 5; or (iii) being the holder of shares or other securities or debentures or other securities listed, quoted or dealt in on any securities or investment exchange or quotation system of a company which is engaged in a Restricted Business, except for purchasing or holding such shares or other securities for investment purposes, without granting Radnor or any of its Affiliates directly or indirectly, management functions or material influence in that company.

     (c)  General

          The parties hereto acknowledge and agree that (i) the covenants set forth in this Clause 2.4 are reasonable in geographical and temporal scope and in all other respects, (ii) Purchaser would not have entered into this Agreement but for the covenants contained herein, and (iii) the covenants contained herein have been made in order to induce Purchaser to enter into this Agreement. If, at the time of enforcement of this Clause 2.4, a court of competent jurisdiction shall hold that the duration, scope or area restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that such reduced duration, scope or area as is reasonable under such circumstances shall be substituted for the stated duration, scope or area.

2.5  Non-Solicitation

Until the expiration of [_________] months from the date of Completion, neither Radnor nor any of its Affiliates shall directly or indirectly solicit for employment, employ, contract with or attempt to contract with (i) any of the Sale Business Employees identified as a member of the senior management of the Companies in Appendix A of the Offering Memorandum and (ii) any member of former senior management employed with any of the Companies in the period of [_________] months before the date of this Agreement. In addition, from the date hereof and continuing until the expiration of 18 months from the date of Completion, neither Purchaser nor any of its Affiliates shall solicit for employment, employ, contract with or attempt to contract with any employee of Radnor or its Affiliates holding a senior management position or any person who was an employee holding a senior management position of Radnor or its Affiliates within six months of such person's initial contact with Purchaser or an Affiliate of Purchaser regarding employment with such entity.

3    CONDITIONS PRECEDENT
     --------------------

3.1  Closing

The sale and purchase of the Shares shall be completed in accordance with Clause 5 following fulfilment or waiver of each of the Conditions Precedent, which are acknowledged to be made (i) in as far as it concerns conditions (a) through (c) inclusive for the benefit of both the Purchaser and the Vendor and (ii) in as far as it concerns conditions (d) and (e) inclusive for the benefit of the Purchaser.

3.2  Conditions Precedent

Conditions. Completion of the sale and purchase of the Shares shall be conditional upon the following conditions having been fulfilled:

     (a) no statute, rule, regulation, executive order, decree, or injunction having been enacted, entered, promulgated or enforced by any Governmental Entity which remains in force and prohibits the consummation of the sale and purchase of the Shares pursuant to this Agreement;

     (b) there being no suit, action or other proceeding pending by any Governmental Entity or administrative agency or commission which seeks to enjoin or otherwise prevent consummation of the transactions contemplated by this Agreement, other than suits, actions or proceedings which, in the reasonable opinion of counsel to the parties hereto, are unlikely to result in an adverse judgement in respect of the acquisition of the Shares;

     (c) all consents and approvals from the Finnish Competition Authority, necessary to permit the sale and purchase of the Shares and to consummate the transaction contemplated by this Agreement in the manner contemplated by this Agreement shall have been duly obtained without the Finnish Competition Authority imposing any condition or obligations on the Purchaser that would prevent the Purchaser conducting the Business currently carried on by the Companies or the businesses carried on by the Purchaser or any of its Affiliates or any waiting periods provided under the laws governing the Finnish Competition Authority shall have expired;

     (d) The Board of Directors of CRH Plc. having given their approval to the transactions contemplated by this Agreement on or before November 28, 2001; and

     (e) no breach of any of the Vendor Warranties having occurred which has a Material Adverse Effect and which has not been remedied to the satisfaction of Purchaser and which results in a deterioration in value of at least EURO [_________];

3.3  End Date

     Each of Radnor and Purchaser undertakes to use its reasonable endeavours to ensure that the Conditions Precedent set out in Clauses 3.2(a),(b) and (c) are fulfilled as soon as reasonably practicable and in any event by March 31, 2002. The Purchaser undertakes to use its best endeavours to ensure that the Condition Precedent set out in Clause 3.2(d) is fulfilled on or before November 29, 2001 and shall notify Radnor by 10am (London time) on November 29, 2001 as to whether requisite Board approval has been obtained.

3.4  Lapse

     If the Condition Precedent set out in Clause 3.2(c) has not been fulfilled, or if the Purchaser or Vendor has notified the other parties that it considers the Conditions Precedent set out in Clause 3.2(a) or (b) or (e) incapable of being fulfilled following the occurrence of any event set out in Clause 3.2(a) or (b) or (e) which entitles the Purchaser not to proceed to Completion in accordance with this Agreement, on or before March 31, 2002, this Agreement (other than Clause 11) shall automatically terminate and no party to this Agreement shall have any claim of any nature whatsoever against other parties under this Agreement (save in respect of its accrued rights arising from any prior breach of this Agreement). If the Condition Precedent set out in Clause 3.2(d) has not been fulfilled by November 29, 2001, then either Radnor or Purchaser shall have the right to terminate this Agreement and the Letter of Intent at their discretion by notice in writing to the other parties and upon any exercise of their right to terminate, no party to this Agreement shall have any claim of any nature whatsoever under this Agreement (save in respect of its accrued rights arising from any prior breach of this Agreement).

3.5  Long Term Supply Agreement

     Radnor and Purchaser agree that the Long Term Supply Agreement forms an integral part of the transaction contemplated by this Agreement and Purchaser agrees to procure that each of the Companies will execute the Long Term Supply Agreement on or prior to Completion. Attached as Schedule 4 is a form of the Long Term Supply Agreement that has been agreed in all material commercial respects, except for Clause 4.2 and still subject to reviews and consideration of legal aspects. Radnor and Purchaser agree that the final form of the Long Term Supply Agreement will be agreed on or before Friday November 23, 2001.

4    PRE-COMPLETION UNDERTAKINGS
     ---------------------------

4.1 Conduct of Business of the Company. During the period from the date of this Agreement to Completion, except (x) as otherwise contemplated by this Agreement or the transactions contemplated hereby, (y) for intergroup contributions from Thermisol Finland Oy to Styrochem Finland Oy, and (z) for those matters consented to by Purchaser in writing, Radnor (solely with respect to the Sale Business) shall and shall cause the Companies:

     (a)  to conduct the Sale Business in the ordinary course;

     (b) other than in respect of contracts for the supply of raw material or in the ordinary course of business, not to enter into any investment or divestment commitments nor assume any liabilities (including guarantees) or other obligations in excess of EUR [_________] or with a duration longer than [_________]; and

     (c) to notify Purchaser of any fact or circumstance having or expected to have a Material Adverse Effect or of any facts or circumstances causing any of the Vendor Warranties to be untrue, incorrect or incomplete in a manner likely to have a Material Adverse Effect.

4.2 Access to Information for Purchaser. From the date of this Agreement to Completion, Vendor shall (i) give Purchaser and its authorised representatives reasonable access during working hours upon reasonable notice to all books, records, management, offices and other facilities and properties of the Sale

     Business, (ii) permit Purchaser to make such copies and inspections thereof as Purchaser may reasonably request and (iii) furnish Purchaser with such financial and operating data and other information with respect to the Sale Business as Purchaser may from time to time reasonably request; provided, however, that any such access shall be conducted at Purchaser's expense, at a reasonable time, under the supervision of Radnor personnel, agents or representatives and in such a manner as to maintain the confidentiality of such information, this Agreement and the transactions contemplated hereby and not to interfere unreasonably with the operation of the Sale Business. All such information and access shall be subject to the terms and conditions of the Confidentiality Agreement. Notwithstanding anything to the contrary contained in this Agreement, none of the Vendor, or any Affiliate of Radnor shall have any obligation to make available or provide to Purchaser or its representatives a copy of any consolidated, combined or unitary Tax Return filed by Radnor, or any of its Affiliates or predecessors, or any related materials except in the case of a unitary Tax Return to the extent such unitary Tax Return relates to the Sale Business in which case Purchaser's Accountants shall be allowed to review and discuss the contents of such unitary Tax Return with Vendor, Radnor and Vendor's Accountants.

4.3 Reasonable Endeavours. Each of Radnor and Purchaser, as applicable, shall cooperate, and use its reasonable endeavours to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in accordance with the terms hereof and thereof including, without limitation, assistance in preparing all submissions necessary to obtain the approval of the Finnish Competition Authority for the sale and purchase of the Shares.

4.4 Purchaser's Knowledge of Breach. If prior to Completion, Purchaser shall have actual knowledge of any breach of Vendor Warranty, Purchaser shall promptly notify Radnor of its knowledge, in reasonable detail, including the amount which Purchaser believes, based on the facts actually known to it, would be payable by Vendor pursuant to the provisions hereof.

5    COMPLETION
     ----------

5.1 Time and Place The sale and purchase of the Shares shall be completed at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, London at 9:00 a.m. (local time) on the third Business Day following the date on which all of the Conditions Precedent have been satisfied or waived, or at such other date, place or time as may be agreed between Radnor and Purchaser following the fulfilment (or waiver pursuant to any provision hereof) of all the Conditions Precedent (and, in any event, within fourteen (14) days after such fulfilment or waiver). The events referred to in the following provisions of this Clause 5 shall take place at Completion.

5.2  Radnor Deliveries

Subject to the terms and conditions hereof, at Completion, Vendor will deliver (or cause to be delivered) to Purchaser the documents listed in Part I of
Schedule 2.

5.3  Board Matters

Vendor shall procure that resolutions of the boards of directors of each of the Companies are passed by which the matters referred to in Part III of Schedule 2 are transacted.

5.4  Purchaser Deliveries

Subject to the terms and conditions hereof, at Completion, Purchaser will deliver (or cause to be delivered) to Vendor the documents listed in Part II of
Schedule 2.

5.5  Payment

Any sums payable to Vendor under Clause 2.2 of this Agreement shall be made by wire transfer of immediately available funds to an account or accounts designated by Vendor for that purpose and notified to the Purchaser in writing at least three Business Days prior to the date on which such payment is due.
Any sums payable to Purchaser under Clause 2.2 shall be made by wire transfer of immediately available funds to an account or accounts designated by Purchaser for that purpose and notified to the Vendor in writing at least three Business Days prior to the date on which such payment is due.

5.6  Books and Records of the Companies

Vendor agrees to deliver (or cause to be delivered) to Purchaser or the Companies at or as soon as practicable after Completion all books and records of the Sale Business not already held by a Company, including, but not limited to books of account, personnel and payroll records and the like, including the Tax Returns relating to the Sale Business.

5.7  Preservation of Records

Purchaser agrees that it shall preserve and keep all books and records referred to in Clause 5.6 above in an accurate and complete fashion for a period of at least three years from Completion; provided, however, that all accounting and financial records relating to taxes and Tax Returns shall be kept for the applicable statutory period (including extensions thereof), if longer than three years. After such period, before Purchaser shall dispose of any of such books and records, at least 90 calendar days prior written notice to such effect shall be given by Purchaser to Radnor, and Radnor shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as it may select. During such period, duly authorized representatives of

Radnor shall, upon reasonable notice, have access thereto during normal business hours to examine and inspect such books and records and shall be provided with copies of the same as they shall reasonably request.

5.8  Intercompany Arrangements

     (a) Except as set forth in Clause 5.8(b) below or as agreed to in writing by Radnor, Vendor and Purchaser, at Completion all data processing, accounting, insurance, banking, personnel, legal, communications and other products and services provided in connection with the Sale Business by Radnor and/or Vendor or any of their respective Affiliates, including any agreements or understandings (written or oral) with respect thereto, will terminate without any further action or liability on the part of the parties thereto with immediate effect. In addition, without limitation to the foregoing, upon Completion, except as set forth in Clause 5.8(b) below, all agreements or commitments, whether written, oral or otherwise, from Radnor and /or Vendor and their respective Affiliates, on the one hand, to any Company, on the other hand, shall be terminated and be of no further effect, without any further action or liability on the part of the parties thereto. Purchaser undertakes to procure such releases from any such agreements or commitments as Radnor or Vendor shall reasonably require. To the extent reasonably necessary, Vendor will co-operate with Purchaser in transitioning services currently provided by the Retained Group to the Sale Business, without charge to Purchaser, for a period of 90 days following Completion.

     (b) For the avoidance of doubt, the provisions of Clause 5.8(a) above shall not apply in respect of:

          (i)   the Long Term Supply Agreement; and
          (ii)  the Licence Agreement; and

          (iii) the Supply Agreement and Maintenance Agreement between Styrochem Finland Oy and IFS Finland Oy relating to the supply and maintenance of the IFS Application software, dated 31 May 2001.

5.9   Treatment of Radnor Guarantees

Purchaser shall cause to have released and cancelled each of the Radnor Guarantees with effect from and in respect of the period starting on Completion; provided, however, that to the extent that any Radnor Guarantee cannot be so released and cancelled, Purchaser shall use its best endeavours to cause itself or any of its Affiliates to be substituted with effect from Completion and in respect of the period starting on Completion Date for Radnor and each of its Affiliates directly affected thereby in respect of such Radnor Guarantee (or if not possible, added as the primary obligor with respect thereto), and if Purchaser is not able to either so release and cancel such Radnor Guarantee or cause itself or any of its Affiliates to be so substituted in all respects in respect of such Radnor Guarantee, then Purchaser shall with effect from Completion and in respect of the period starting on Completion Date obtain letters of credit in favour of Radnor, on terms and conditions, and from financial institutions, which in each case are reasonably satisfactory to Radnor, with respect to all of the obligations covered by each of such Radnor Guarantees. Purchaser shall, subject and without prejudice to Purchaser's rights under the Vendor Warranties, in any event, with effect from the date of Completion, indemnify, defend and hold harmless Radnor, the Vendor and each Affiliate of them with respect to all liabilities or expenses which might arise or be incurred by such entity with respect to any such Radnor Guarantee to the extent relating to the period starting on the Completion Date.

5.10  Release from Liability of Directors of the Companies

Purchaser undertakes (i) to procure that at a general meeting of shareholders of each of the Companies to be convened immediately following Completion to grant in accordance with applicable law discharge to and release from liability (to the fullest extent permissible at law) all current and previous directors of the Companies in respect of their administration of the Companies prior to Completion, and (ii) at the succeeding ordinary annual meeting of shareholders to confirm the resolution adopted under
(i) above, and (iii) to provide Vendor forthwith with a copy of the minutes (certified by a duly appointed officer as true and correct) of such meetings; provided always that no such release or discharge shall affect or diminish Purchaser's rights under this Agreement

5.11  Tax Returns

Vendor shall, at its cost, have the right, in cooperation with and after consultation with the Purchaser, to prepare or cause to be timely prepared, and Purchaser shall timely file or cause to be timely filed, all Tax Returns relating to the Companies or the Sale Business for all taxable periods ending on or prior to the Completion Date that are required to be filed after the Completion Date.

6     WARRANTIES
      ----------

6.1   Reliance

Vendor warrants to Purchaser in the terms of Vendor Warranties being true, complete and accurate as at the date of this Agreement and on Completion Date and acknowledges that Purchaser has entered into this Agreement in reliance upon the Vendor Warranties. The Vendor Warranties are subject only to the Disclosed Matters. Purchaser warrants to Radnor and Vendor in the terms of Purchaser Warranties being true, complete and accurate as at the date of this Agreement and on Completion Date and acknowledges that Radnor and Vendor have entered into this Agreement in reliance upon Purchaser Warranties.

The Purchaser shall be entitled to bring a Claim for Purchaser Damages against Radnor or the Vendor in the event of a breach of Vendor Warranty. All Purchaser Damages shall be without prejudice to Purchaser's right to seek specific performance.

6.2   Safekeeping

      (a) Purchaser undertakes to Radnor and Vendor not to initiate or pursue proceedings of any kind against any present or former employee or officer of any member of the Companies in respect of any conduct, default or omission prior to Completion that will or may cause any liability to be incurred by any member of the Companies or Purchaser that would not otherwise have been incurred.

           Vendor and Radnor agree and acknowledge that the provisions of this paragraph (a) shall not apply in case of fraud or wilful misconduct or gross negligence.

      (b) Vendor and Radnor agree that they will not claim damages and/or losses from the Companies or directors or employees or officers of the Companies incurred by them as a result of a breach of the Vendor Warranties on the basis that the information provided by the Companies or directors or employees or officers of the Companies was incorrect, inaccurate or incomplete.

6.3   Radnor Limitations

Neither Radnor nor Vendor shall be liable for any Claims or Purchaser Damages:


      (a) unless it receives from Purchaser written notice containing reasonable details of a Claim relating to Tax giving rise to Purchaser Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof, within [_________];

      (b) unless it receives from Purchaser written notice containing reasonable details of a claim giving rise to Purchaser Damages (other than a Claim relating to Tax) and, to the extent reasonably practicable, a reasonable estimate of the amount thereof on or before [_________] provided however that:

           (i) where a Claim relates to a breach of a Vendor Warranty contained in Schedule 3, Part I, paragraph 3 (Title to Shares) or a breach of a Vendor Warranty contained in Schedule 3, Part I, paragraphs 13(b) and (c)

           (Environment), the relevant date for receipt of such notice shall be the date which is [_________]; or

           (ii) where a Claim relates to a breach of a Vendor Warranty contained in Schedule 3, Part I, paragraph 18 (Product Liability) (but only in respect of sandwich panels produced and sold by Thermisol Finland Oy prior to the Completion Date ("Panels")), the relevant date for receipt of such notice shall be the date which is [_________], and for the avoidance of doubt the relevant date for receipt of notice in respect of a claim under paragraph 18 of
           Schedule 3, Part I in respect of all products other than Panels shall be [_________].

      (c) unless the aggregate amount of the liability of Radnor and Vendor for all Claims against them and Purchaser Damages exceeds EURO [_________], and only to the extent that each individual amount of Claim or Purchaser Damages exceeds EURO [_________]; it is acknowledged that Purchaser shall not have the right to claim in respect of individual amounts of Claims or Purchaser Damages below EURO [_________] and that such amounts shall not count towards the EURO [_________] threshold amount referred to above; and

      (d) in no event shall the aggregate liability of Radnor and Vendor for all Claims and Purchaser Damages exceed EURO [_________].

6.4   Radnor Claim Off-Set

The amount of any Claim against Radnor and/or Vendor or Purchaser Damages shall be reduced by (A) any amount received by Purchaser or any of its Affiliates and/or the Companies with respect thereto under any insurance coverage or from any other party alleged to be responsible therefore and (B) the amount of any Tax Benefit actually available to the Companies and/or Purchaser or any of its Affiliates relating thereto within the applicable statute of limitations (a "Purchaser off-set amount"). Purchaser shall or shall procure that reasonable efforts are made to collect any Purchaser off-set amounts that may be available. If Purchaser or any of its Affiliates receives any such

Purchaser off-set amount at any time subsequent to any payment made by Radnor or Vendor pursuant hereto, then such person shall promptly reimburse Radnor or Vendor, as the case may be, for any payment made or expense incurred by Radnor or Vendor, as the case may be, pursuant hereto up to such Purchaser off-set amount so received. To the extent that any Purchaser off-set amount is greater than the amount paid by Radnor or Vendor pursuant hereto, any excess sum of such Purchaser off-set amount shall be carried forward and set-off against any future Claims against Radnor and/or Vendor and Purchaser Damages.

6.5  Radnor Exclusions

Neither Radnor nor Vendor shall be liable for any Claim or Purchaser Damages:

     (a) in the case of any Claim or Purchaser Damages in respect of a breach of the Vendor Warranties, if and to the extent that the fact, matter, event or circumstance giving rise to such Claim or Purchaser Damages is a Disclosed Matter; or

     (b) if and to the extent that the matter is specifically provided for in the balance sheet included in the Completion Accounts; or

     (c) in respect of any reliance on the contents of the Offering Memorandum or any representation made by Radnor and/or Vendor or any Affiliate or any representative of either of them or any such other person which is not the subject of a Vendor Warranty;

     (d) that would not have arisen but for an act, omission or transaction carried out after Completion by Purchaser or any of its Affiliates or any of their respective representatives or successors in title otherwise than in the ordinary course of business; or

     (e) to the extent that the same is attributable to, or is increased as a result of, any legislation not in force at Completion or any change of law, regulation, directive, requirement or administrative practice or any change in rates of tax, which in each case is not in force at Completion.

6.6  Third Party Recovery

The obligations of Radnor and Vendor with respect to Claims by Purchaser and Purchaser Damages resulting from the assertion of liability by third parties (a "Third Party Claim") will be subject to the following terms and conditions:

     (a) in the event of any Third Party Claim being asserted against the relevant Company, Purchaser will give Vendor written notice of any such Third Party Claim as soon as reasonably practicable (and in any event within 30 Business Days) after learning of such Third Party Claim.

     (b) Purchaser shall not and shall procure that the relevant Company shall not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim or consent to the entry of any judgment with respect thereto, without the prior written consent of the Vendor (which consent shall not be unreasonably withheld or delayed).

     (c) Purchaser shall (provided that the Purchaser is indemnified to its reasonable satisfaction by the Vendor against any costs and expenses which may be incurred by the Purchaser or relevant Company in taking such action) take, and shall procure that the relevant Company shall take such action to avoid, dispute, resist, appeal, compromise or contest any claim in respect of which damages may be sought pursuant to this Clause 6 as may be reasonably requested by the Vendor, and shall not take any action that may have an adverse effect on any policy of insurance under which any Third Party Claim would be covered if such action had not been taken.

     (d) Nothwithstanding the foregoing, Vendor shall in consultation with the Purchaser, taking into account the Purchaser's and the Companies' reasonable commercial interests, have the right to conduct and control any matter, including any audit, review, claim, assessment, examination or administrative or judicial proceeding or the filing of any amended Tax

          Return or claim for Tax refund or Tax credit (a "Tax Matter") relating to any Tax Return or Taxes of or with respect to the Sale Business or the Companies for any taxable year or period ending on or before the Completion Date, including without limitation, the right to represent the Companies' interests in any such Tax Matter and to resolve, settle, concede, compromise or contest any deficiency or adjustment proposed, asserted or assesssed in connection with or as a result of such Tax Matters.

6.7  Insurance

Radnor and/or Vendor shall be subrogated to the rights of the Purchaser or the Companies in respect of any insurance relating to claims against Radnor and/or Vendor, as the case may be, or Purchaser Damages, to the extent of any indemnification payments made hereunder. Neither Radnor nor Vendor shall be liable in respect of any Claim or Purchaser Damages to the extent that the amount of such Claim or Purchaser Damages is actually recovered under a policy of insurance in force at the date of Completion or would have been so covered if the policies of insurance maintained by any Company at Completion had been maintained after Completion on no less favourable terms than as at Completion (provided always that to the extent that there is any increase of insurance premium which is directly attributable to such recovery, then the Purchaser shall be entitled to claim Purchaser Damages in respect of the increase in premium for the next calendar year only in respect of all claims other than a product liability claim (where the relevant period shall be the next three calendar years), but in all cases only to the extent directly attributable to the Claim giving rise to such increases, subject always to the limitations contained in Clause 6.3 and having taken into account any applicable deductible under the relevant policies). The Purchaser shall, and shall procure that the relevant Company shall, use its best endeavours to seek such recovery under any such policy of insurance.

6.8  No Duplication; Sole Remedy

     (a) Any liability hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

     (b) The rights of the Purchaser under Clause 6 with respect to a breach of any representations or warranties contained in this Agreement shall constitute Purchaser's sole remedy for such a breach and the breaching party shall have no other liability to Purchaser resulting from the breach.

     (c) Save in the event of fraud and save for specific performance the sole remedy of a party hereto for any breach of warranty or other breach of this Agreement shall be an action for damages and save in the event of fraud it shall not be entitled to rescind this Agreement as a result thereof. It is expressly agreed that no other remedies available under the Finnish Sale of Goods Act (355/1987) (or any analogous laws in Sweden or Denmark), including but not limited to the right to rescind this Agreement, the right to set-off or any other right, shall be available to Purchaser.

6.9  Claims Governed by this Clause 6

The provisions of this Clause 6 shall govern the procedure for all claims for breach of Vendor Warranties, except to the extent otherwise expressly provided in this Agreement.

6.10 Contingent Liabilities

     Subject always to Clause 6.11, if any Claim by Purchaser shall arise by reason of some liability that at the time that the Claim is notified to Radnor or Vendor is contingent only, neither Radnor nor Vendor shall be under any obligation to make any payment hereunder in respect thereof until such time as the contingent liability ceases to be so contingent but in any event the Claim shall survive the relevant claims period mentioned in Clause 6.3(a) or (b) provided that notification of such Claim has been received by the Vendor or Radnor prior to the lapse of such period.

6.11 Commencement of Proceedings

     Any Claim by Purchaser shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn (and no new Claim may be made in respect of the facts giving rise to such withdrawn Claim) unless legal proceedings in respect of it have been commenced by being issued and served within three
     (3) months after lapse of the relevant claims period mentioned in Clause
     6.3 (a) or (b), as the case may be.

6.12 Remedy

A breach of Warranty that is capable of remedy shall not entitle the recipient of such Warranty to compensation unless the person giving such Warranty shall have been given written notice of such breach hereunder and such breach shall not (if capable of remedy) have been remedied within twenty (20) Business Days after the date on which such notice is served hereunder.

6.13 Mitigation

Nothing in this Agreement shall in any way restrict or limit the general obligation of a party to mitigate any loss or damage that it may suffer in consequence of any breach by another party hereto of the terms of this Agreement or any fact, matter, event or circumstance giving rise to a Claim.

6.14 Prior Knowledge

No breach by Radnor or Vendor of any representation, warranty, covenant, agreement or condition of this Agreement shall be deemed to be a breach of this Agreement for any purpose hereunder, and neither Purchaser nor any Affiliate of Purchaser shall have any claim or recourse against Radnor, Vendor or their respective Affiliates or their respective representatives with respect to such breach, under Clause 6 hereof or otherwise, if Purchaser or any of their respective representatives or any Affiliate of Purchaser or any of their respective representatives on or prior to the execution of this Agreement had actual knowledge of such breach or that such breach was imminent, prior to the date of this Agreement.

6.15 Guarantee by Purchaser Guarantor

     In consideration of the assumption by Vendor and Radnor of their obligations under this Agreement, the Purchaser Guarantor hereby guarantees to Radnor and Vendor, as joint and several co-debtor and not merely as surety, the due performance and observance by Purchaser of Purchaser's obligations under this Agreement (including, without limitation, the Purchaser's obligations under Clause 2).

6.16 Guarantee by Radnor

     In consideration of the assumption by Purchaser of its obligations under this Agreement, Radnor hereby guarantees to Purchaser, as joint and several co-debtor and not merely as surety, the due performance and observance by Vendor of Vendor's obligations vis a vis Purchaser arising out of or resulting from a breach by Vendor of any Vendor Warranty or other undertaking, covenant made by or obligation assumed by Vendor pursuant to this Agreement to the extent of and subject to any limit on the liability of Vendor in this Agreement (including, without limitation, all those limitations contained in this Clause 6).

6.17 Price Reduction

If any payment is made by Radnor and/or Vendor to Purchaser under or in respect of any breach of or provision of this Agreement (including, without limitation, any payment pursuant to any Claim), the payment shall so far as possible be treated as a reduction in the Purchase Price paid for the Shares (as may be apportioned by Purchaser after consultation with Vendor) and that Purchase Price shall accordingly be deemed to have been reduced by the amount of such payment.

6.18 Limitation for Breach of Purchaser Warranties

     Purchaser's liability under the Purchaser Warranties shall be limited to EUROS [_________] and shall lapse [_________] after Completion.

6.19 Indemnities

     Radnor and Vendor shall indemnify and hold harmless the Purchaser from and against all and any losses, liabilities, demands, claims, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, demands, assessments, judgments, settlements and compromises relating thereto and reasonable legal fees and expenses in connection therewith) suffered by Purchaser arising out of or resulting from:

     [__________________________]

     Notwithstanding anything in Clause 6.6, Vendor and Radnor shall, in consultation with Purchaser, taking into account the Purchaser's and the Companies' reasonable commercial interests, have the right to conduct and control any matter, including any audit, review, claim, assessment, examination or administration or judicial proceeding relating to any of the matters referred to in paragraphs (a), (b) or (c) including without limitation the right to represent the Companies' interests in any such matter and to resolve, settle, concede, compromise or contest any judgment in connection with such matter, and Radnor and Vendor shall reimburse any costs incurred by the Purchaser and the Companies in taking any action at Vendor or Radnor's request in connection therewith. [_________]

7    WITHHOLDING TAX
     ---------------

     All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the party required to make such payment shall pay such additional amount as shall be required to ensure that the net amount received by the payee hereunder will equal the full amount that would have been received by it had no such deduction or withholding been required to be made.

8    ENTIRE AGREEMENT
     ----------------

8.1 This Agreement, the Disclosure Letter and the Confidentiality Agreement together constitute the entire agreement and understanding between the parties in connection with the sale and purchase of the Shares. This Agreement supersedes any heads of agreement, letter of intent or memorandum of understanding, prior drafts, agreements, understandings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating to the sale and purchase of the Shares which shall cease to have any further force or effect save to the extent preserved or repeated in this Agreement, the Disclosure Letter or the Confidentiality Agreement and neither party has entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out or referred to in this Agreement, the Disclosure Letter or the Confidentiality Agreement.

8.2 Purchaser acknowledges and agrees (for itself and on behalf of each of its Affiliates) with each of Radnor and Vendor (each for itself and as trustee for each other member of the Retained Group and for any of its or their respective representatives) that:

     (a) it does not rely on and has not been induced to enter into this Agreement or any other agreement or document referred to herein on the basis of any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever (express or implied), made or given by or on behalf of any member of the Retained Group or any of their respective representatives, including, without limitation, the statements made in the Offering Memorandum, other than those expressly set out in this Agreement, the Disclosure Letter or the Confidentiality Agreement or, to the extent that it has so relied and/or been so induced, it has (in the absence of fraud) no rights or remedies in relation thereto and shall make no claim in relation thereto against such parties;

     (b) no member of the Retained Group, or any of their respective representatives, owes any duty of care to any member of Purchaser's Group other than those expressly set out in this Agreement, the Disclosure Letter or the Confidentiality Agreement;

     (c) any warranty or other rights which may be implied by law in any jurisdiction in relation to the sale of the Shares in such jurisdiction shall be excluded or, if incapable of exclusion, irrevocably waived and Purchaser agrees to indemnify each member of the Retained Group in respect of any Costs arising or incurred as a result of claims under any such implied warranties and other rights by Purchaser or any other member of Purchaser's Group or their respective successors in title (including, without limitation, any providers of finance to Purchaser); and

     (d) Vendor and Radnor agree and acknowledge that nothing contained in the paragraphs (a) through (e) indicated above shall affect or mitigate Purchaser's right to claim under the Vendor Warranties.

8.3 Each of Vendor and Radnor acknowledges and agrees (each for itself and as trustee for each other member of the Retained Group and for any of its or their respective representatives) that:

     (a) it does not rely on and has not been induced to enter into this Agreement or any other agreement or document referred to herein on the basis of any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature other than those expressly set out in this Agreement and, to the extent it has so relied and/or been so induced, it has (in the absence of fraud) no rights or remedies in relation thereto and shall make no claim in relation thereto against Purchaser, the Companies or any of their Affiliates.

     (b) no member of Purchaser's Group, or any of their respective representatives, owes any duty of care to any member of the Retained Group other than those expressly set out in this Agreement.

     (c)  Purchaser agrees and acknowledges that nothing contained in paragraph
          (a) and (b) above shall affect or diminish Vendor's right to claim under the Purchaser Warranties.

9    VARIATION
     ---------

     No variation of this Agreement (or of any of the documents referred to herein) shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto. The expression "variation" shall include any variation, supplement, deletion or replacement however effected.

10   ASSIGNMENT
     ----------

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, with the exception that Purchaser may novate its rights and obligations under this Agreement to one or more of its Affiliates (a "Permitted Assignee") both prior to and after Completion on serving prior written notice to Radnor and the Vendor. In the event of the Purchaser exercising its rights to novate any of the benefit of any part of this Agreements to one or more Permitted Assignee, such Permitted Assignees shall remain jointly and severally liable for the obligations of the Purchaser under this Agreement provided that if any Permitted Assignee shall cease to be an Affiliate of the Purchaser, the benefit of the rights under this Agreement shall be novated back to the Purchaser or another of its Affiliates in which case the Purchaser shall remain jointly and severally liable for the obligation of such Affiliate. Any Permitted Assignee shall join in a novation agreement to be prepared by Purchaser between Radnor, the Vendor, the Purchaser and the Permitted Assignee in a form reasonably acceptable to Radnor whereby the Permitted Assignee agrees to become party to this Agreement as if originally a party thereto. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothwithstanding any novation by the Purchaser hereunder, the obligations of the Purchaser Guarantor under this Agreement shall continue in full force and effect.

11   ANNOUNCEMENTS
     -------------

11.1 Except so far as may be required by applicable law or the requirements of any regulatory authority or stock exchange, no announcement or disclosure in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any of the parties without the prior written approval of the other parties hereto (such approval not to be unreasonably withheld or delayed).

11.2 Where any announcement or disclosure is made in reliance on the exception in Clause 11.1, the parties shall use its reasonable endeavours to consult with each other in advance as to the form, content and timing of the announcement or disclosure and shall take account each other's reasonable interests.

12   COSTS
     -----

12.1 Subject as expressly provided in Clause 2 and except as otherwise expressly set forth herein, whether or not this Agreement and the transactions contemplated hereby are completed all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Each of Vendor, on the one hand, and Purchaser, on the other hand, shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory and finders' fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such party.

     Purchaser shall bear all stamp and other documentary or transaction duties and any other transfer taxes arising as a result or in consequence of this Agreement, the sale of Shares hereunder or any other implementation thereof.

13   SET-OFF
     -------

     Neither Purchaser nor its Affiliates shall have any right to off-set or set-off any payment due by Vendor or Radnor pursuant to this Agreement against any other payment to be made to Vendor or Radnor pursuant to this Agreement (including against indemnification or damages payments) and vice versa.

14   INVALIDITY
     ----------

     If any term or provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, then such term or provision shall (so far as it is illegal, invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but the remainder of this Agreement shall not be affected. The parties shall then use all reasonable endeavours to replace the illegal, invalid or unenforceable provisions by a valid provision the effect of which is as close as possible to the intended effect of the illegal, invalid or unenforceable provision.

15   COUNTERPARTS
     ------------

     This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which, when executed and delivered, shall be an original, but all the counterparts shall together constitute one and the same instrument.

16   WAIVER
     ------

     Any waiver of any right or default hereunder will be effective only in the instance given and will not operate as or imply a waiver of any other or similar right or default on any subsequent occasion. No waiver, modification or amendment of this Agreement or of any provision hereof will be effective unless in writing and signed by the party against whom such waiver, modification or amendment is sought to be enforced. Any delay by any party in exercising, or failure to exercise, any right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any rights or remedy under this Agreement or otherwise shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. The rights and remedies of the parties under this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

17   FURTHER ASSURANCE
     -----------------

     Each party shall do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as any other party hereto may from time to time reasonably require, whether on or after Completion, for the purpose of giving to others the full benefit of all of the provisions of this Agreement.

18   NOTICES
     -------

18.1 Form and Manner

Any notice or other communication to be given under this Agreement shall be in writing and signed by or on behalf of the party giving it and may be served by delivering it by hand or sending it by fax or prepaid recorded delivery or registered post to the address and for the attention of the relevant party set out in this Clause 18 (or as otherwise notified from time to time hereunder). Any notice so served by hand, fax or post shall be deemed to have been received:

     (a)  in the case of delivery by hand, when delivered;

     (b) in the case of fax, on the day of dispatch if sent on a Business Day during working hours and if after working hours on 10:00 a.m. on the next Business Day;

     (c) in the case of inland first class recorded or registered post, seventy six (76) hours from the date of posting;

     (d) in the case of air mail recorded or registered post, one hundred and twenty (120) hours from the date of posting,

     provided that if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside working hours, such notice or other communication shall be deemed to be given or made at the start of working hours on the next Business Day.

18.2 Addresses

The addresses of the parties for the purpose of this Clause 18 are as follows:

     Radnor Holdings Corporation:
     Address: 3 Radnor Corporate Center
     Suite 300
     Radnor
     Pennsylvania, 19087
     USA
     For the attention of: Michael Kennedy, Chairman
     Fax: +1 610 995 2697

     With a copy to:

     Skadden, Arps, Slate, Meagher & Flom LLP
     One Canada Square
     Canary Wharf
     London E14 5DS
     For the attention of James Healy
     Fax: +44 20 7519 7070

     Vendor:

     Address: 3 Radnor Corporate Center
     Suite 300
     Radnor
     Pennsylvania, 19087
     USA
     For the attention of: Michael Kennedy, Chairman
     Fax: +1 610 995 2697
     With a copy to:
     Skadden, Arps, Slate, Meagher & Flom LLP
     One Canada Square
     Canary Wharf
     London E14 5DS
     For the attention of James Healy
     Fax: +1 44 20 7519 7070

     Purchaser:

     Address: Stoomloggerweg 8, P.O.Box 200, 3130 AE Vlaardingen, NL For the attention of: Kees Verburg, Finance & Development Director
     Fax: + 31 10 435 8635

     With a copy to:
     Nolst Trenite
     Weena 666
     3012 CN Rotterdam
     For the attention of Mr Jean-Pierre van Leeuwe
     Fax: +31 (0)10 4042333

18.3 Proof

In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery or registered post letter, or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

18.4 Change of Address

A party may notify the others of any change to its name, relevant address or facsimile number for the purposes of this Clause 18, provided that such notice shall only be effective on:

     (a) the date specified in the notice as the date on which the change is to take effect; and

     (b)  if no date is so specified or the date so specified is less than five
          (5) Business Days after the date on which the notice is given, the date following five (5) Business Days after the notice of any change has been given.

19   GOVERNING LAW; DISPUTE RESOLUTION
     ---------------------------------

19.1 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of England.

19.2 Submission to Arbitration

All of the parties to this Agreement agree that all disputes arising out of or in connection with this Agreement, including its validity, termination or existence, shall be referred to and finally resolved by arbitration in London under the Rules of the London Court of International Arbitration, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one.

19.3 Service Agent

Each of the parties shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with the Agreement. Such agent shall in the case of Radnor and Vendor be the Managing Partner of the London office for the time being of Skadden, Arps, Slate, Meagher & Flom LLP and in the case of Purchaser shall be the Managing Partner for the time being of Cuff Roberts Solicitors, Liverpool and any writ, judgment or other notice of legal process shall be sufficiently served on the relevant party if delivered to such agent of the relevant party at its address for the time being. Each of the parties undertakes not to revoke the authority of its above agent and if, for any reason, its above agent shall resign or cease to be able to serve as such agent, it shall promptly appoint another such agent with an address in England and advise the other parties hereto thereof.

19.4 Inconvenient Forum

Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the Courts of England and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. Radnor acknowledges the enforceability of an award given by the above mentioned arbitration institute and will not raise any jurisdictional objections against such award.

20   RIGHTS OF THIRD PARTIES
     -----------------------

     No person who is not a party to this Agreement has any rights under the Contract (Rights of Third Parties) Act 1999 to rely on or enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

AS WITNESS this Agreement has been signed on behalf of the parties the day and year first before written.

                 SCHEDULES LISTED IN TABLE OF CONTENTS OMITTED
                 PURSUANT TO ITEM 601(b)(2) OF REGULATION S-K
                  AND WILL BE PROVIDED SUPPLEMENTALLY TO THE
                      SECURITIES AND EXCHANGE COMMISSION
                               UPON ITS REQUEST

SIGNED by                     )        /s/ Michael V. Valenza
for and on behalf of          )
RADNOR HOLDINGS CORPORATION   )
                              )



SIGNED by                     )        /s/ Michael V. Valenza
for and on behalf of          )
STYROCHEM EUROPE              )
(THE NETHERLANDS) B.V.        )
                              )



SIGNED by                     )        /s/ Kees Verburg
for and on behalf of          )
CRH EUROPE B.V.               )
                              )



SIGNED by                     )        /s/ Kees Verburg
for and on behalf of          )
CRH NEDERLAND B.V.            )
                              )